Exhibit 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	May 4, 2007

THE WASHINGTON POST COMPANY REPORTS

FIRST QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $64.4 million ($6.70 per share) for its first quarter ended April 1, 2007, down from net income of $76.9 million ($7.95 per share) in the first quarter of last year.

Results for the first quarter of 2007 include a significant increase in equity in earnings of affiliates primarily as a result of a large gain on the sale of land at the Company’s Bowater Mersey Paper Company Limited affiliate (after-tax impact of $8.5 million, or $0.89 per share). Results for the first quarter of 2006 included a charge for the cumulative effect of a change in accounting for Kaplan equity awards (after-tax impact of $5.1 million, or $0.53 per share) in connection with the Company’s adoption of Statement of Financial Accounting Standards No. 123R (SFAS 123R), “Share-Based Payment.”

Revenue for the first quarter of 2007 was $985.6 million, up 4% from $948.3 million in 2006. The increase is due to revenue growth at the education and cable television divisions, while revenues were down at the newspaper publishing, magazine publishing and television broadcasting divisions. Operating income for the quarter declined 33% to $92.0 million, from $137.8 million in 2006. Operating results were down at each of the Company’s divisions, except the cable television division, which reported improved results for the quarter.

The Company’s operating income for the first quarter of 2007 includes $5.0 million of net pension credits, compared to $5.7 million in the first quarter of 2006.

- more -

Divisional Results

Education

Education division revenue totaled $475.8 million for the first quarter of 2007, a 16% increase over revenue of $408.9 million for the first quarter of 2006. Excluding revenue from acquired businesses, education division revenue increased 9% for the first quarter of 2007. Kaplan reported first quarter 2007 operating income of $34.3 million, a 35% decline from $52.6 million in the first quarter of 2006.

A summary of Kaplan’s first quarter operating results compared to 2006 is as follows:

	First Quarter
(in thousands)	2007	2006	% change

Revenue
Higher education	$231,724	$198,345	17
Test preparation	134,279	109,819	22
Professional	109,778	100,770	9

	$475,781	$408,934	16

Operating income (loss)
Higher education	$32,997	$29,308	13
Test preparation	14,631	22,132	(34)
Professional	9,080	14,104	(36)
Kaplan corporate overhead	(9,829)	(10,110)	3
Other*	(12,536)	(2,789)	—

	$34,343	$52,645	(35)

*Other includes charges accrued for stock-based incentive compensation and amortization of certain intangibles.

Higher education includes all of Kaplan’s post-secondary education businesses in the United States, including fixed-facility colleges as well as online post-secondary and career programs. Higher education revenue grew 17% for the first quarter of 2007. Enrollments increased 8% to 70,800 at March 31, 2007, compared to 65,800 at March 31, 2006, with most of the enrollment growth occurring in the online programs. Higher education results for the online programs in the first quarter of 2007 benefited from increases in both price and demand for higher priced advanced programs. Results at the fixed-facility colleges also benefited from course fee increases, but as previously disclosed, were adversely affected by $2.7 million in lease termination charges.

Test preparation includes Kaplan’s standardized test preparation and English-language course offerings, as well as the K12 and Score! businesses. Test preparation revenue grew 22% in the first quarter of 2007, largely due to the Aspect and PMBR acquisitions in October 2006. Excluding revenue from acquired businesses, revenue

- more -

grew 4% in the first quarter of 2007 due to overall strength in the traditional test preparation courses, offset by declines in revenue from the K12 and Score! businesses. Operating income for test preparation was down in the first quarter largely due to weaker results from the K12 and Score! businesses. The K12 results in the first quarter of 2006 included approximately $3.0 million in revenue and operating income related to services provided in prior periods, but for which revenue was not recognized until 2006 when the underlying contracts governing the work were finalized. Score! revenue and operating results are down primarily due to a 12% enrollment decline.

Professional includes Kaplan’s domestic and overseas professional businesses and certain other education businesses outside the United States. Professional revenue grew 9% in the first quarter of 2007 largely due to the May 2006 Tribeca acquisition and the March 2007 acquisition of EduNeering Holdings, Inc., a Princeton, NJ-based provider of knowledge management solutions for organizations in the pharmaceutical, medical device, healthcare, energy and manufacturing sectors. Excluding revenue from acquired businesses, Professional revenue grew 1% in the first quarter of 2007 as a result of increases at FTC Kaplan Limited (FTC) due primarily to favorable exchange rates, and from the Schweser CFA exam course offerings, offset by continued soft market demand for Professional’s real estate book publishing and real estate course offerings. Operating income is down largely due to weakness in Professional’s real estate businesses, as well as lower operating results at FTC. FTC results reflect increases in staffing, occupancy and business development expenses associated with the overall growth in FTC operations. FTC results also reflect the seasonality of its course offerings, which are fewer in the first quarter than in the second, third and fourth quarters.

Corporate overhead represents unallocated expenses of Kaplan, Inc.’s corporate office.

Other includes charges for incentive compensation arising from equity awards under the Kaplan stock option plan, which was established for certain members of Kaplan’s management. Kaplan recorded stock compensation expense of $10.3 million in the first quarter of 2007, compared to $1.9 million in the first quarter of 2006 (excluding stock compensation recorded in the first quarter of 2006 related to a change in accounting discussed below). In addition, Other includes amortization of certain intangibles, which increased due to recent Kaplan acquisitions.

Post Company chairman and chief executive officer Donald E. Graham said: “Kaplan’s results in the first quarter of 2007 are in line with our expectations. As I wrote in our 2006 Annual Report, ‘Kaplan will never be a business where the quarterly results look smooth. 2006 started with a bang; 2007 should get better as the year goes on.’”

- more -

Newspaper Publishing

Newspaper publishing division revenue totaled $219.2 million for the first quarter of 2007, a 10% decrease from revenue of $243.5 million for the first quarter of 2006. Division operating income was down 53% to $14.9 million, from $32.0 million in 2006. The decrease in operating income reflects the decline in division revenues, which was partially offset by a reduction in newspaper division operating expenses, including a 16% decrease in newsprint expense at The Post.

Print advertising revenue at The Post declined 16% to $125.1 million, from $149.8 million in 2006. This decline is due to advertising revenue reductions in real estate, which was a very strong category in the first quarter of 2006, along with declines in classified recruitment, retail and zones; these declines were offset by an increase in preprint revenues. Classified recruitment advertising revenue was down to $15.8 million, from $21.8 million in the first quarter of 2006.

For the first quarter of 2007, Post daily and Sunday circulation declined 3.9% and 3.3%, respectively, compared to the first quarter of 2006. For the three months ended April 1, 2007, average daily circulation at The Post totaled 663,900 and average Sunday circulation totaled 927,400.

Revenue generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 10% to $25.1 million for the first quarter of 2007, versus $22.8 million for 2006. Display online advertising revenue grew 20%, and online classified advertising revenue on washingtonpost.com increased 4%. A small portion of the Company’s online publishing revenues is included in the magazine publishing division.

Television Broadcasting

Revenue for the broadcast division declined 6% in the first quarter of 2007 to $80.8 million, from $85.9 million in 2006; operating income for the first quarter of 2007 declined 22% to $29.4 million, from $37.6 million in 2006. The decrease in revenue and operating income is primarily due to $6.3 million in incremental winter Olympics-related advertising at the Company’s NBC affiliates in the first quarter of 2006.

Magazine Publishing

Revenue for the magazine publishing division totaled $61.2 million for the first quarter of 2007, an 18% decrease from $74.8 million for the first quarter of 2006. The division had an operating loss of $6.0 million in the first quarter of 2007, compared to an operating loss of $0.9 million in the first quarter of 2006. Magazine publishing division results in the first quarter of 2006 included $7.7 million in revenue and $1.3 million in operating income from PostNewsweek Tech Media, which was sold in December 2006. The remainder of the revenue and operating income declines are due to a 14% reduction

- more -

in advertising revenue at Newsweek due to fewer ad pages at both the domestic and international editions.

Cable Television

Cable division revenue of $149.0 million for the first quarter of 2007 represents a 10% increase over 2006 first quarter revenue of $135.2 million. The 2007 revenue increase is due to continued growth in the division’s cable modem and digital revenues, as well as a full quarter impact of the $3 monthly rate increase for basic cable service at most of its systems effective February 1, 2006. The Company does not plan to implement an overall basic rate increase in 2007.

Cable division operating income increased 10% to $28.0 million in the first quarter of 2007, versus $25.4 million in the first quarter of 2006. The increase in operating income is due to the division’s revenue growth, offset by higher depreciation and programming expenses, and increases in technical and telephony costs. Also in the first quarter of 2006, the cable division incurred $1.8 million in incremental cleanup and repair expense associated with Hurricane Katrina.

At March 31, 2007, Revenue Generating Units (RGUs) grew 7% due to continued growth in high-speed data subscribers and increases in the basic video and digital video subscriber categories. The cable division began offering telephone service on a very limited basis in the second quarter of 2006; as of March 31, 2007, telephone service is being offered in all or part of systems representing 63% of homes passed. A summary of RGUs is as follows:

Cable Television Division Subscribers	March 31, 2007	March 31, 2006

Basic	703,190	695,464
Digital	220,542	214,658
High-speed data	308,089	253,059
Telephony	10,009	—

Total	1,241,830	1,163,181

Equity in Earnings (Losses) of Affiliates

The Company’s equity in earnings of affiliates for the first quarter of 2007 was $9.1 million, compared to losses of $0.2 million in the first quarter of 2006. In the first quarter of 2007, $8.9 million of the equity in earnings of affiliates is due to a gain on the sale of land at the Company’s Bowater Mersey Paper Company Limited affiliate. The Company holds a 49% interest in Bowater Mersey Paper Company.

- more -

Other Non-Operating Income (Expense)

The Company recorded other non-operating income, net, of $0.8 million for the first quarter of 2007, compared to other non-operating expense, net, of $0.2 million for the first quarter of 2006.

Net Interest Expense

The Company incurred net interest expense of $2.6 million for the first quarter of 2007, compared to $4.7 million for the first quarter of 2006. The reduction is due an increase in interest income, as well as lower average borrowings in the first quarter of 2007 versus the same period of the prior year. At April 1, 2007, the Company had $405.3 million in borrowings outstanding, at an average interest rate of 5.5%.

Provision for Income Taxes

The effective tax rate for the first quarter of 2007 was 35.1%, compared to 38.3% for the same period of 2006. The 2007 effective rate benefited from lower taxes provided on the gain on the sale of land at the Company’s Bowater Mersey Paper Company Limited affiliate investment. Excluding this gain, the effective tax rate for the first quarter of 2007 was 38.0%.

Cumulative Effect of Change in Accounting Principle

In the first quarter of 2006, the Company adopted SFAS 123R, which requires companies to record the cost of employee services in exchange for stock options based on the grant-date fair value of the awards. SFAS 123R did not have any impact on the Company’s results of operations for Company stock options as the Company adopted the fair-value-based method of accounting for Company stock options in 2002. However, the adoption of SFAS 123R required the Company to change its accounting for Kaplan equity awards from the intrinsic value method to the fair-value-based method of accounting. As a result, in the first quarter of 2006, the Company reported a $5.1 million after-tax charge for the cumulative effect of change in accounting for Kaplan equity awards ($8.2 million in pre-tax Kaplan stock compensation expense).

Earnings Per Share

The calculation of diluted earnings per share for the first quarter of 2007 was based on 9,547,097 weighted average shares outstanding, compared to 9,606,235 for the first quarter of 2006. The Company repurchased 20,506 shares of its Class B common stock at a cost of $15.6 million during the first quarter of 2007.

- more -

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

- more -

THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	First Quarter		% Change
	2007	2006
Operating revenues	$985,608	$948,280	4
Operating expenses	(837,432)	(760,107)	10
Depreciation	(53,449)	(49,025)	9
Amortization of intangibles	(2,732)	(1,389)	97

Operating income	91,995	137,759	(33)
Equity in earnings (losses) of affiliates, net	9,083	(179)	—
Interest income	3,276	1,603	—
Interest expense	(5,925)	(6,259)	(5)
Other income (expense), net	801	(175)	—

Income before income taxes and cumulative effect of change in accounting principle	99,230	132,749	(25)
Provision for income taxes	(34,800)	(50,800)	(31)

Income before cumulative effect of change in accounting principle	64,430	81,949	(21)
Cumulative effect of change in method of accounting for share-based payments, net of taxes	—	(5,075)	—

Net income	64,430	76,874	(16)
Redeemable preferred stock dividends	(485)	(491)	(1)

Net income available for common stock	$63,945	$76,383	(16)

Basic earnings per share:
Before cumulative effect of change in accounting principle	$6.72	$8.51	(21)
Cumulative effect of change in accounting principle	—	(0.53)	—

Net income available for common stock	$6.72	$7.98	(16)

Diluted earnings per share:
Before cumulative effect of change in accounting principle	$6.70	$8.48	(21)
Cumulative effect of change in accounting principle	—	(0.53)	—

Net income available for common stock	$6.70	$7.95	(16)

Basic average shares outstanding	9,513,307	9,570,261
Diluted average shares outstanding	9,547,097	9,606,235

- more -

THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	First Quarter		% Change
	2007	2006
Operating Revenues:
Education	$475,781	$408,934	16
Newspaper publishing	219,154	243,472	(10)
Television broadcasting	80,834	85,914	(6)
Magazine publishing	61,243	74,785	(18)
Cable television	148,975	135,175	10
Intersegment elimination	(379)	—	—

	$985,608	$948,280	4

Operating Expenses:
Education	$441,438	$356,289	24
Newspaper publishing	204,228	211,435	(3)
Television broadcasting	51,423	48,364	6
Magazine publishing	67,226	75,653	(11)
Cable television	120,956	109,748	10
Corporate office	8,721	9,032	(3)
Intersegment elimination	(379)	—	—

	$893,613	$810,521	10

Operating Income:
Education	$34,343	$52,645	(35)
Newspaper publishing	14,926	32,037	(53)
Television broadcasting	29,411	37,550	(22)
Magazine publishing	(5,983)	(868)	—
Cable television	28,019	25,427	10
Corporate office	(8,721)	(9,032)	3

	$91,995	$137,759	(33)

Depreciation:
Education	$14,053	$12,033	17
Newspaper publishing	9,244	8,858	4
Television broadcasting	2,358	2,425	(3)
Magazine publishing	541	641	(16)
Cable television	26,888	24,864	8
Corporate office	365	204	79

	$53,449	$49,025	9

Amortization of Intangibles:
Education	$2,268	$925	—
Newspaper publishing	292	292	0
Television broadcasting	—	—	—
Magazine publishing	—	—	—
Cable television	172	172	0

	$2,732	$1,389	97

Pension Credit (Expense):
Education	$(842)	$(670)	26
Newspaper publishing	(2,599)	(1,907)	36
Television broadcasting	306	327	(6)
Magazine publishing	8,489	8,316	2
Cable television	(319)	(378)	(16)

	$5,035	$5,688	(11)

# # #